As filed with the Securities and Exchange Commission on February 3, 1999

                                                Commission File Number 333-68213

                       SECURITIES AND EXCHANGE COMMISSION
                              450 FIFTH STREET N.W.
                             WASHINGTON, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            SARATOGA HOLDINGS I, INC.
               (Exact name of Registrant as specified in charter)

          TEXAS                     74-2896910
(State of incorporation)    (Primary Standard Industrial      (IRS Employer
                             Classification Code Number)    Identification No.)

                                 Thomas F. Cooke
                        301 Congress Avenue, Suite 1550,
                               Austin, Texas 78701
                                 (512) 478-5717
        (Address and telephone number of principal executive offices and principal place of business or intended principal place of business. Name, address and telephone number or agent for service.)

                  Please send copies of all communications to:
                                 J. Rowland Cook
                 Jenkens & Gilchrist, A Professional Corporation
                            2200 One American Center
                               600 Congress Avenue
                               Austin, Texas 78701
                                 (512) 499-3821

         THE SHARES WILL BE SOLD TO THE PUBLIC AS SOON AS REASONABLY POSSIBLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

                                                                               PROPOSED         PROPOSED
                                                                               MAXIMUM           MAXIMUM
                                                            AMOUNT TO BE    OFFERING PRICE      AGGREGATE       AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED        REGISTERED      PER SHARE.*     OFFERING PRICE  REGISTRATION FEE
   --------------------------------------------------        ----------      -----------     --------------  ----------------
Shares of Common Stock Offered for Cash                      100,000            $0.003            $300             $0.0834
Common Stock Offered as Dividend Shares                   3,465,292              $0.003       $10,395.88**         $2.89
========================================================  ================ ================  =============== ================
Total                                                     3,565,292                          $10,695.88**          $2.97
========================================================  ================ ================  =============== ================

*Arbitrary price as no trading market is contemplated.
** Calculated only for purposes of calculating the Registration Fee.

The registrant hereby amends this registration statement as necessary to delay its effective date until the registrant files a further amendment, which specifically states that this registration statement will become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on a date that the Commission, acting pursuant to said Section 8(a), determines.

      PRELIMINARY PROSPECTUS DATED FEBRUARY 3, 1999, SUBJECT TO COMPLETION

                            SARATOGA HOLDINGS I, INC.

                        3,565,292 SHARES OF COMMON STOCK

         Saratoga Resources, Inc., a Delaware corporation (the "Parent"), intends to spin off its wholly-owned subsidiary, Saratoga Holdings I, Inc., a Texas corporation ("Saratoga Holdings"), by distributing 3,465,292 shares of the common stock of Saratoga Holdings, as a dividend to all holders of the Parent's stock on ____________ , 1999. The Parent will distribute one dividend share for each share of the Parent's common stock. The Parent's shareholders will not be charged for the dividend shares and neither Saratoga Holdings nor the Parent will receive any proceeds from this distribution. If any of the Parent's shareholders reside in states which do not provide a readily available exemption for the distribution, the Parent may pay this dividend in cash instead of shares, at a rate of $.003 per share.

         In addition, after the dividend distribution is complete, Saratoga Holdings proposes to sell 100,000 shares of its common stock to the public at a price of $0.003 per share. Saratoga Holdings is selling these shares in an effort to satisfy one of the listing requirements of Nasdaq and certain exchanges. These shares will be sold by Saratoga Holdings beginning on the date that the dividend distribution is complete and ending on ____________, 1999. The minimum purchase requirement per new investor is 350 shares at an aggregate purchase price of $1.05. Saratoga Holdings does not intend to place any money received from the sale of these shares into any escrow, trust or similar account.

         Prior to this offering, there has been no public market for the common stock.

         WE URGE YOU TO READ THIS PROSPECTUS CAREFULLY SINCE IT CONTAINS INFORMATION THAT IS IMPORTANT TO YOU. ALSO, PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" BEGINNING ON PAGE 6.

                               ------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                         PROCEEDS TO
                   PRICE TO THE PUBLIC                 SARATOGA HOLDINGS
Per Share..........        $0.003                           $0.003
Per Dividend Share.        $0.000                           $0.000
TOTAL..............           -                           $300.000

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                The date of this prospectus is February __, 1999

                                TABLE OF CONTENTS

                                                                                                              PAGE
PROSPECTUS SUMMARY INFORMATION....................................................................................4
THE COMPANY.......................................................................................................4
THE OFFERING......................................................................................................4
RISK FACTORS......................................................................................................5
         Lack of Operating History................................................................................5
         Insufficiency of Capital; Dependence on Parent...........................................................5
         Quality of Accounts Receivable...........................................................................5
         Collections Made by Third Party..........................................................................5
         No Escrow................................................................................................6
         Conflict of Interest of the President....................................................................6
         Control by Inside Shareholder............................................................................6
         Only One Employee has Experience ........................................................................6
         Loss of Services of Mr. Cooke............................................................................6
         We are Relying on a Third Party for Compliance with Federal and State Regulations........................6
         No Licenses..............................................................................................7
         Absence of Trading Market................................................................................7
         Regulation of Low Priced Stock...........................................................................7
         Restrictions on Sales....................................................................................8
         We Cannot Predict the Effect of Resales of our Securities on the Price of the Common Stock...............8
         No Insurance.............................................................................................8
         Competition for Accounts Receivable......................................................................8
         The Year 2000 Issue Could Adversely Effect the Business..................................................9
         No Dividends.............................................................................................9
         Taxation of the Dividend.................................................................................9
FORWARD-LOOKING INFORMATION.......................................................................................9
THE COMPANY......................................................................................................10
INFORMATION CONCERNING THE PARENT ...............................................................................10
USE OF PROCEEDS..................................................................................................11
FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION..............................................................11
         Federal Income Tax Consequences to Shareholders.........................................................11
DETERMINATION OF OFFERING PRICE..................................................................................12
PLAN OF DISTRIBUTION.............................................................................................13
         Introduction............................................................................................13
         Method of Distribution and Subsequent Trading...........................................................13
DIVIDENDS........................................................................................................14
CAPITALIZATION...................................................................................................14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION.............................................................................................15
         Liquidity...............................................................................................15
         The Year Two Thousand...................................................................................16
THE BUSINESS.....................................................................................................16
         The Industry............................................................................................17
         Business Strategy.......................................................................................17
         Research and Development Activities.....................................................................18
         Compliance with Environmental Laws......................................................................18
         Competition for Accounts Receivable.....................................................................18

         Customers and Suppliers.................................................................................19
         Government Regulation...................................................................................19
         Employees...............................................................................................19
         Properties..............................................................................................19
WHERE YOU CAN GET MORE INFORMATION...............................................................................20
MANAGEMENT.......................................................................................................20
         Directors and Executive Officers........................................................................20
         Compensation of Directors and Executive Officers........................................................21
PRINCIPAL SHAREHOLDERS...........................................................................................21
         Ownership of the Parent's Common Stock..................................................................21
         Ownership of the Common Stock of Saratoga Holdings......................................................22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................23
DESCRIPTION OF SECURITIES........................................................................................23
         Common Stock............................................................................................24
         Preferred Stock.........................................................................................24
         Anti-Takeover Provisions................................................................................24
         Indemnification of Officers and Directors; Limitation of Director Liability.............................25
SHARES ELIGIBLE FOR FUTURE SALE..................................................................................25
TRANSFER AGENT...................................................................................................26
LEGAL MATTERS....................................................................................................27
EXPERTS  ........................................................................................................27
INDEX TO FINANCIAL STATEMENTS...................................................................................F-1
INDEPENDENT AUDITOR'S REPORT....................................................................................F-2
BALANCE SHEET...................................................................................................F-3
NOTES TO FINANCIAL STATEMENTS...................................................................................F-4

Dealer Prospectus Delivery Obligation

         Until ___________, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                         PROSPECTUS SUMMARY INFORMATION

         Please read all of this prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this prospectus all important information that investors will need to make an investment decision. You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The following is a summary of certain information (including financial statements and notes thereto) contained in this prospectus and is qualified in its entirety by the more detailed information appearing elsewhere herein.

                                   THE COMPANY

         Saratoga Holdings I, Inc., a Texas corporation, was incorporated under the laws of the State of Texas on October 29, 1998 by Saratoga Resources, Inc., with a view toward the sale of the shares and the distribution of the dividend shares as described in this prospectus. Saratoga Holdings is in the business of purchasing portfolios of accounts receivable at a discount and of collecting receivables or reselling them in the same or in differently configured portfolios. With respect to its first portfolio acquired in November, 1998, Saratoga Holdings has retained a third party to collect those accounts in exchange for a commission equal to 30% of the amount collected. Saratoga Holdings had no predecessors and no history prior to its date of organization. Since the date of its incorporation Saratoga Holdings has conducted minimal business activity other than organizational activities and the purchase of the portfolio of accounts receivable. Saratoga Holdings' present address is c/o Saratoga Resources, Inc., 301 Congress Avenue, Suite 1550, Austin, Texas 78701, telephone: (512) 478-5717.


                                  THE OFFERING

Type of Security Offered                     Common Stock, $0.001 par value per
                                             share

Number of Outstanding Shares                 3,766,667 shares

Common Stock Offered For Cash                100,000 shares

Common Stock Offered as Dividend Shares      3,465,292 shares(1)

Common Stock Outstanding After Offering      3,866,667 shares

-----------------------------------
(1) Saratoga Holdings may pay the dividend in cash instead of shares of common stock in any state which does not exempt the transfer of the dividend shares.

         Saratoga Holdings intends to use the cash proceeds from the offering of the 100,000 shares to offset the costs of this offering or for general working capital purposes.

         The offering of the 100,000 shares is subject to prior sale, acceptance by Saratoga Holdings, approval of legal matters by counsel and other conditions. Saratoga Holdings reserves the right to withdraw, cancel or modify this offering and to reject any order in whole or in part. It will sell the 100,000 shares on a first come, first served basis. If orders exceed 100,000 shares, all excess subscriptions will be returned without interest and without any deduction for commissions or expenses.

The offering is not contingent upon the sale of a minimum number of shares, however, the minimum purchase requirement per new investor is 350 shares.

                                  RISK FACTORS

         The common stock of Saratoga Holdings should be considered an investment involving a high degree of risk. Factors which holders and prospective purchasers of common stock should weigh carefully include the following.

LACK OF OPERATING HISTORY

         Because of our lack of operating history, there is no assurance that Saratoga Holdings will be successful or that the stock of Saratoga Holdings will have any value. Saratoga Holdings was organized in October 1998 and did not begin operations until after it purchased accounts receivable on November 12, 1998. See "The Company" and "The Business."

INSUFFICIENCY OF CAPITAL; DEPENDENCE ON PARENT

         Without the loan and administrative support from the Parent, Saratoga Holdings does not have sufficient capital to conduct the business and presently has no other credit facilities or identifiable sources of additional capital at this time. Saratoga Holdings had initial assets totaling $11,300, of which approximately $10,300 was spent to acquire accounts receivables. The only other current source of capital is a revolving note from a subsidiary of the Parent to cover expenses up to $40,000 during the first 18 months of operations. Although Thomas F. Cooke will control the management of both the Parent and Saratoga Holdings immediately after this offering, he has advised both companies that he plans to treat them as separate, independent entities. See "Management's Discussion and Analysis of Financial Condition - Liquidity."

QUALITY OF ACCOUNTS RECEIVABLE

         There is no assurance that we will be able to collect our receivables which is our only source of revenue. On November 12, 1998, we acquired 149 accounts receivable having an aggregate unpaid balance of $223,907.05 in exchange for a purchase price of $10,299.72. We purchased the receivables without recourse which means that the seller of the receivables will not be obligated to us for any amount if we are unable to collect any or all of the them. In addition, the seller did not provide Saratoga Holdings with any representations as to the character, accuracy or sufficiency of the information provided to us about the receivables. Therefore, even if the receivables are uncollectible, we may not have any remedy or recourse against the seller. See "The Company" and "The Business."

COLLECTIONS MADE BY THIRD PARTY

         Our success in collecting the accounts receivable is largely dependent upon the efforts of a third party debt collection company that is affiliated with Mr. Johnson, the President of Saratoga Holdings. Saratoga Holdings has entered into a service agreement that provides that the collection company will use reasonable efforts to collect the receivables and authorizes it to settle any of the receivables for 50% or more of the outstanding balance. In exchange for the services provided under the service agreement, the collections company is entitled to retain 30% of the amount collected as a commission. See "The Company," "The Business" and "Risk Factors - Conflict of Interest of the President."

NO ESCROW

         Funds received by Saratoga Holdings for the 100,000 shares will not be placed in any escrow account. While we do not anticipate accepting any subscriptions in excess of offers for the 100,000 shares, if we did, we would return the amount of any excess subscription to the subscriber as soon as possible. Because there will not be an escrow account, you will be relying upon us rather than an unrelated third party to return the money to you.

CONFLICT OF INTEREST OF THE PRESIDENT

         Randall Johnson, the President of Saratoga Holdings, is also a shareholder, officer and director of both the company that sold the receivables to Saratoga Holdings and of the company we have retained to collect the receivables. We may purchase additional receivables from the same company and may retain the same collection company to collect any or all of those additional receivables. Because of Mr. Johnson's conflict of interest, the purchase of the receivables by Saratoga Holdings and the agreement with the collection company to collect the accounts receivable may benefit the seller and the collection company at the expense of Saratoga Holdings. See "Risk Factors - Only One Employee has Experience."

CONTROL BY INSIDE SHAREHOLDER

         Mr. Thomas F. Cooke, both individually and as the sole director of Saratoga Holdings, will control Saratoga Holdings' policies and procedures both before and after the offering. After the sale of the shares and the distribution of the dividend shares, Thomas F. Cooke, the sole director, chief executive officer and secretary of Saratoga Holdings, will be the owner of approximately 57% of our common stock and will also control an additional 301,375 shares held by the Parent and 150,000 shares held by the Parent's wholly-owned subsidiaries.

ONLY ONE EMPLOYEE HAS EXPERIENCE

         Mr. Johnson is the sole employee of Saratoga Holdings who has any experience with respect to our business. The loss of the services of Mr. Johnson could have a material adverse effect on the business. If Mr. Johnson resigned and we could not find a replacement for him, we could be forced to rely on outside advisors. However, because Saratoga Holdings has extremely limited funds, it is unlikely that it would be able to afford to pay any outside consultant. In addition, Mr. Johnson is not employed by Saratoga Holdings on a full time basis. We estimate that he will devote approximately one-third of his time to the affairs of Saratoga Holdings, including the collection of the receivables. See "Rick Factors Conflict of Interest of the President."

LOSS OF SERVICES OF MR. COOKE

         The success of our business is dependent upon the services of Mr. Thomas F. Cooke, the sole director, chief executive officer, secretary and treasurer of Saratoga Holdings. If Mr. Cooke were to resign, Saratoga Holdings would probably not be successful.

WE ARE RELYING ON A THIRD PARTY FOR COMPLIANCE WITH FEDERAL AND STATE
REGULATIONS

         We are relying on the third party that is collecting our accounts receivable to comply with all federal and state regulations affecting the business. This includes compliance with various federal and state statutes, including the Federal Fair Debt Collection Practices Act which establishes specific guidelines and procedures which debt collectors must follow in communicating with consumer debtors, including the time, place and manner of communications. It also includes compliance with the Fair Credit Reporting Act which regulates the consumer credit reporting industry and which may impose liability on Saratoga Holdings to the extent that the adverse credit information reported on a consumer to a credit bureau is false or inaccurate.

         The debt collection business is also subject to state regulation. Saratoga Holdings is not licensed as a debt collection company and does not anticipate applying for any license. Instead, Saratoga Holdings is relying upon an unaffiliated third party to collect its receivables. This third party collection company is licensed as a debt collection company and has agreed that it will comply with all state and federal laws in connection with its collection of the Saratoga Holdings' accounts receivable. If the collection company fails to comply with applicable statutes and regulations, that could have a material adverse effect on Saratoga Holdings. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of debt collection companies in the future or significantly increase the cost of regulatory compliance.

NO LICENSES

         Saratoga Holdings does not have any license to operate as a debt collection company. Instead of obtaining the necessary licenses, it has transferred its accounts receivable to a licensed debt collection company for collection. There is no assurance that Saratoga Holdings would be able to obtain the necessary licenses to operate as a debt collection company. Therefore, it may always be necessary for it to rely upon a third party to collect its accounts.

ABSENCE OF TRADING MARKET

         There is currently no market for trading Saratoga Holdings' common stock and no assurance that a market will ever develop or, if established, will be maintained. Saratoga Holdings common stock does not now, and may never qualify for listing on the Nasdaq SmallCap Market(SM) or any securities exchange. In the absence of an over-the-counter market in Saratoga Holdings' common stock, or listing on an exchange, holders of the common stock will be unable to sell their shares through normal brokerage channels and may be unable to determine the value of their securities accurately. Consequently, selling our shares will probably be more difficult because, for example, smaller quantities of shares could be bought and sold, and transactions could be delayed. Saratoga Holdings has not had any discussions with any market makers regarding participation as a market maker for these securities. See "Description of Securities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGULATION OF LOW PRICED STOCK

         Because of the low price of our common stock and the fact that it is not listed on The Nasdaq SmallCap Market(SM) or any exchange, the shares may be subject to a number of regulations which may affect the price of the shares and your ability to sell the shares in the secondary market.

         For example, Rule 15g-9 under the Securities Exchange Act may affect the ability of broker-dealers to sell the shares and may affect your ability to sell the common stock in the secondary market. Rule 15g-9 generally applies to shares that are not listed on The Nasdaq SmallCap Market(SM) or any stock exchange. The rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale.

           In addition, because the "penny stock" rules will probably apply to our shares, investors in this offering will probably find it more difficult to sell their securities. The Securities and Exchange Commission's regulations define a "penny stock" to be any equity security that has a market price less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the commission, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements will probably reduce the level of trading activity in the secondary market for the stock. Because our securities most likely will be subject to the existing or proposed regulations on penny stocks, the market liquidity for our securities will probably be severely and adversely affected because of the limit on the ability of broker/dealers to sell our securities.

RESTRICTIONS ON SALES

         Persons who are deemed "affiliates" of Saratoga Holdings under the rules and regulations of the Securities Exchange Commission may not sell shares of Saratoga Holdings' common stock they receive upon distribution of the dividend unless their shares are sold in compliance with Rule 144 or another exemption from registration. You will be deemed an affiliate if you are an officer or director of Saratoga Holdings or if you beneficially own 5% or more of its securities. To the knowledge of the Parent and Saratoga Holdings, there is no shareholder other than Mr. Cooke, Mr. Kevin Smith, a director of the Parent, and Mr. Johnson, the President of Saratoga Holdings, who may be deemed an affiliate of Saratoga Holdings. See "Management" and "Principal Shareholders."

WE CANNOT PREDICT THE EFFECT OF RESALES OF OUR SECURITIES ON THE PRICE OF THE COMMON STOCK

         We are unable to predict the effect that sales made under Rule 144 or otherwise, may have on the then prevailing market price of our common stock. It is likely that market sales of large amounts of the shares offered in this prospectus or other shares of Saratoga Holdings (or the potential for those sales even if they do not actually occur), will have the effect of depressing the market price of our common stock. See "Description of Securities -- Shares Eligible for Future Sale."

NO INSURANCE

         We currently do not carry any insurance, but instead rely on general liability insurance carried by the company we have retained to collect the receivables. If we suffered a liability beyond the limits of or outside the scope of that company's insurance coverage, it could have an adverse effect on our business. Saratoga Holdings anticipates that it will acquire general liability insurance if at any time it undertakes activities not covered by that insurance.

COMPETITION FOR ACCOUNTS RECEIVABLE

         We compete with other debt collection companies and wholesalers of accounts receivable for the purchase of quality accounts receivable. Competition for the purchase of accounts receivable is significant. Various industry sources list as many as 300 purchasers of bad debt in the United States. There are numerous companies specializing in the purchase of accounts receivable that have substantially greater resources and broader geographic coverage than Saratoga Holdings. See "Competition."

         If we decided to expand our business into the accounts receivable management business, we would encounter significant competition. The accounts receivable management industry includes more than 6,500 service providers, including large national corporations in addition to many regional and local firms. Most if not all of these companies have substantially greater resources, offer more diversified services and operate in broader geographic areas than we do. More importantly, these companies have greater resources with which to purchase accounts receivable. In addition, in many instances, the accounts receivable collection services are performed in-house.

THE YEAR 2000 ISSUE COULD ADVERSELY EFFECT THE BUSINESS

         If certain third parties, including any company collecting our accounts receivable, do not successfully achieve year 2000 compliance, Saratoga Holdings' business and results of operations could be adversely affected, resulting from, among other things, Saratoga Holdings' inability to properly exchange and/or receive data. In addition, if our transfer agent does not achieve year 2000 compliance, that would have an adverse effect on your ability to trade the common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - The Year Two Thousand."

NO DIVIDENDS

         We intend to retain any earnings we receive to fund the operation and expansion of our business. We do not anticipate paying cash dividends on our shares in the foreseeable future. See "Description of Securities -- Common Stock" and "Dividend Policy."

TAXATION OF THE DIVIDEND

         There is a risk that the stockholders of the Parent may be taxed on the dividend. The Parent will report the amount of the dividend distribution to the Internal Revenue Service based on the net book value of Saratoga Holdings on the date of the distribution. However, the Internal Revenue Service may disagree and attribute a substantially higher fair market value to the common stock. If it did so, the tax impact on the stockholders of the Parent would increase significantly and would not be minimal. See "Federal Income Tax Consequences of the Distribution."


                           FORWARD-LOOKING INFORMATION

         Some of the statements contained in this prospectus, relate to future expectations, contain projections of results of operation or financial condition or include other "forward-looking information." Those statement are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and assumptions. Important factors that may cause actual results to differ from projections include, for example,

         o the success or failure of our efforts to implement our business strategy

         o our ability to collect or resell the receivables on favorable terms

         o our ability to purchase additional portfolios of past due accounts receivable

         o        the effect of changing economic conditions

         o        our ability to attract and retain quality employees

         o other risks which may be described in our future filings with the SEC, however we do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect forward looking statements.


                                   THE COMPANY

         Saratoga Holdings was organized in October 1998. It has no operations or assets other than, as of November 12, 1998, a portfolio of accounts receivable with a face value of $223,907.05 for which it paid approximately $10,300 in cash. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "The Business."

         Saratoga Holdings is the wholly owned subsidiary of Saratoga Resources, Inc., a Delaware corporation. The Parent is in the business of oil and gas which is separate and distinct from Saratoga Holdings' business. The purpose of the spin-off of Saratoga Holdings is to separate the two businesses so that over time the management of each of the businesses will be able to focus solely on its own business. Another purpose of the spin-off is to provide employees of Saratoga Holdings with stock-based incentives which are tied solely to Saratoga Holdings. In addition, Saratoga Holdings hopes to enhance access to financing by enabling the financial community to focus on Saratoga Holdings.


                        INFORMATION CONCERNING THE PARENT

         The Parent is a Delaware Corporation whose main focus was the development of and exploration for oil and natural gas reserves, primarily in the Gulf Coast area of the United States. The Parent conducts all of its operations through its subsidiaries, Saratoga Resources, Inc., a Texas corporation, Lobo Energy, Inc., a Texas corporation, and Lobo Operating, Inc., a Texas corporation. In 1996, the Parent and its subsidiaries entered into a Compromise and Settlement Agreement providing for the foreclosure sale of all of its assets. Pursuant to the terms of that agreement, all of the Parent's material liabilities were settled. The Parent's principal asset at the time of the completion of the sale consisted of approximately $1,500,000 in cash which has been available for the pursuit of new business opportunities or for other corporate purposes. The Parent and its subsidiaries, as of September 30, 1998, had approximately $393,000 in cash and $70,000 in certain oil and gas related assets, including seismic information. At September 30, 1998, the Parent employed two full time employees, including Thomas F. Cooke who serves as the chief executive officer and an office manager. The Parent through its subsidiaries is generating prospects for oil and gas exploration and development through the use of its extensive database of seismic information and well log information. In addition, it is evaluating acquisition and merger opportunities in the oil and gas industry as well as other industries.

         The Parent is a public company and had 3,465,292 shares of common stock outstanding as of December 31, 1997. As of that date, it had at least 1,374 stockholders.

                                 USE OF PROCEEDS

         Saratoga Holdings will not receive any proceeds relating to the distribution of the dividend shares. However, Saratoga Holdings anticipates that it will receive a maximum of $300 in proceeds from the sale of 100,000 shares of its common stock, assuming an offering price of $0.003 per share. Saratoga Holdings anticipates that any proceeds will be applied to pay offering expenses, including legal, accounting and printing, and for general working capital purposes. However, the proceeds will not be sufficient to cover much of these costs. Saratoga Holdings is not attempting to raise additional money in this offering because the purpose of the offering is not to raise capital but instead it is to increase the number of persons holding 100 shares or more to satisfy one of the listing requirements of Nasdaq and certain exchanges. See "Risk Factors - Insufficiency of Capital" and "Management Discussion and Analysis of Financial Condition and Results of Operation."


               FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

         The following discussion is a summary of the material U.S. federal income tax consequences of the distribution of Saratoga Holdings' shares to the Parent's shareholders. However, it is not intended to be a complete discussion of all potential tax effects that might be relevant to the distribution of Saratoga Holdings' shares. It also is limited to domestic non-corporate shareholders. It may not be applicable to certain classes of taxpayers, including, without limitation, corporations, nonresident aliens, insurance companies, tax-exempt organizations, financial institutions, securities dealers, and broker-dealers. Taxpayers in any of these or similar categories should consult their own tax advisors regarding the tax consequences of the distribution.

         The following summary is based on laws, regulations, rulings, practice and judicial decisions in effect at the date of this registration statement. Legislative, regulatory, or interpretive changes, or future court decisions may significantly modify the statements made in this description. Any changes or interpretations may or may not be retroactive and could affect the tax consequences described herein. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OF THE DISTRIBUTION OF SARATOGA HOLDINGS' SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGE IN THE APPLICABLE LAWS.

FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS

        The Parent has not requested nor does it intend to request a ruling from the Internal Revenue Service as to the federal income tax consequences of the distribution. However, based on the facts of the proposed transaction, it is the opinion of management of the Parent that the transaction will not qualify as a "tax free" spin off under Section 355 of the Internal Revenue Code of 1986. Rather, the Parent will report the transaction as a taxable distribution to which Section 301 applies.

         The amount of the distribution for purposes of Section 301 of the code is equal to the fair market value of Saratoga Holdings' common stock on the date of the distribution. Since Saratoga Holdings is a development stage company and has minimal operations, it is not expected to have earnings or profits as of the date of the distribution. Furthermore, because there is no current public market for Saratoga Holdings' common stock, the fair market value of the shares and hence the amount of the distribution will probably be minimal on the date of distribution. The net book value of Saratoga Holdings on the date of the distribution is expected to be approximately $0.003 per share. This is the amount that the Parent intends to report as the taxable value of the distribution per share.

         Holders of the Parent's common stock will be taxed on the distribution as a dividend to the extent of the Parent's consolidated current and accumulated earnings and profits, computed as of the close of the tax year in which the distribution occurs. For the year ended December 31, 1997, the Parent had no accumulated consolidated earnings and profits. The Parent does not anticipate having any current consolidated earnings and profits for the year ending December 31, 1998. Thus, no portion of the distribution should be taxed as an ordinary dividend.

         Instead, the distribution should first reduce a shareholder's adjusted basis in the common stock of the Parent, but not below zero. If the amount of the distribution would have the effect of reducing a shareholder's adjusted basis in his common stock of the Parent below zero, the excess will be treated as a gain from the sale or exchange of property. If the common stock of the Parent is a capital asset in the hands of the shareholder, the gain will be a capital gain, either long-term or short-term depending upon whether the shareholder held the Parent's common stock for more than 12 months. The maximum federal income tax rate on long-term capital gains is 20%, while the maximum federal income tax rate on short-term capital gains is 39.6%.

         A shareholder's tax basis in the common stock received in the distribution will equal the fair market value of the common stock on the date of the distribution. The holding period for measuring a shareholder's gain or loss on a subsequent sale of the common stock will generally begin on the day following the date of the distribution.

         The foregoing sets forth the opinion of the Parent's management. The Parent will report the amount of the distribution to the Internal Revenue Service based on the net book value of Saratoga Holdings on the date of distribution. The Internal Revenue Service is not bound thereby and no assurance exists that it will concur with the position of management regarding the value of the stock or the other matters set forth in this discussion. Specifically, it is possible that the Internal Revenue Service may assert that a substantially higher fair market value existed for the Saratoga Holdings common stock on the date of distribution. If the Internal Revenue Service were to successfully assert that a substantially higher value should be placed on the amount of the distribution, the taxation of the transaction to the Parent and its stockholders would be based on the higher value. In this event, the tax impact would increase significantly and would not be minimal. The Parent would recognize gain to the extent the value placed on the amount of the distribution exceeded its adjusted basis in the stock (which approximates the net book value of Saratoga Holdings). The stockholders of the Parent would be taxed on the amount so determined for the distribution as a dividend to the extent of any current year or accumulated earnings and profits of the Parent and would recognize gain on the balance of the distribution to the extent it exceeded their adjusted basis in Saratoga Holdings' shares owned by them.

         EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OF THE DISTRIBUTION OF SARATOGA HOLDINGS' SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGE IN THE APPLICABLE LAWS.


                         DETERMINATION OF OFFERING PRICE

         There is no market for trading Saratoga Holdings' securities. The initial public offering price of the shares has been arbitrarily determined by Saratoga Holdings and does not bear any relationship to any valuation of the assets, book value or prospective earnings. However, the per share offering price is equal to the price paid by the Parent for all of the common stock of Saratoga Holdings that is currently outstanding.

                              PLAN OF DISTRIBUTION

INTRODUCTION

         On or about October 29, 1998, the Parent purchased 3,766,667 shares of common stock from Saratoga Holdings for $11,300 in cash. The board of directors of the Parent has determined that it would be beneficial to spin off 3,465,292 of those shares in order to pursue strategic alternatives and to position Saratoga Holdings for future growth. Saratoga Holdings' management has determined that this transaction has the greatest potential for enhancing the competitive position of the business and thereby enhancing overall stockholder value. The board of directors of the Parent has declared a stock dividend, and has authorized the distribution of the dividend shares subject to the effectiveness of the registration statement covering the shares. The terms of the distribution were arbitrarily determined and bear no relation to assets or any other criteria.

         In addition, after the completion of the distribution, Saratoga Holdings intends to offer an additional 100,000 authorized but unissued shares for sale to new investors.

         It is expected that Saratoga Holdings will expend a total of approximately $________ for legal fees, printing, organization costs and other costs involved in the distribution of the dividend shares to the stockholders of the Parent and the sale of the additional 100,000 shares.

METHOD OF DISTRIBUTION AND SUBSEQUENT TRADING

         No underwriters are involved or are expected to be involved in the offer or sale of the shares or the distribution of the dividend shares. The 100,000 shares are offered to the public for cash on a first come, first served basis, and will be sold by Mr. Thomas F. Cooke who is an officer and director of Saratoga Holdings. No selling commissions will be paid to Mr. Cooke in connection with the sale of any of the shares. There minimum subscription is 350 shares, however there is no minimum number of shares to be sold for cash. Funds received from subscriptions for these shares will not be placed into escrow, but rather will be held by Saratoga Holdings. Mr. Cooke does not intend to accept subscriptions for more than 100,000 shares. However, if Saratoga Holdings unintentionally receives additional subscriptions, it will return the full amount of the funds received with those excess subscriptions, without interest, to the subscribers promptly. See "Risk Factors - No Escrow."

         The dividend shares are being distributed by the Parent as a dividend in exchange for no consideration. Certificates representing dividend shares will be distributed on ____________, 1999 or as soon thereafter as reasonably possible to holders of Saratoga common stock of record on _____________, 1999. The dividend will be distributed on the basis of one share of Saratoga Holdings' common stock for each one share of issued and outstanding common stock of the Parent. It is anticipated that certificates representing fractional shares will not be issued. No exchange of shares, payment or other action by holders of the Parent's common stock will be required.

         The distribution would result in there being about 1,374 shareholders of Saratoga Holdings if all of the dividend shares were distributed. However, Saratoga Holdings anticipates that is will pay cash instead of shares in several states, including California, Colorado, Georgia, Iowa, Pennsylvania and Utah because those states may not have exemptions from registration for the offering. Saratoga Holdings has not applied to register this offering in any state. If a particular state does not have an exemption for the offering, Saratoga Holdings will probably distribute cash instead of shares in that state. No shares of

Saratoga Holdings may be traded in any state until after Saratoga Holdings complies with all of the state's securities laws. There is no assurance that any shares of Saratoga Holdings will be eligible for sale or resale in any jurisdiction.

         A copy of this prospectus is being mailed to each holder of record of the Parent's common stock on _____________, 1999 together with stock certificates representing the dividend shares. Copies of this prospectus are also being mailed to brokers and dealers who are known to trade or make a market in the Parent's common stock and to other brokers and dealers who may reasonably be expected in the future to trade or make a market in Saratoga Holdings' common stock. However, Saratoga Holdings does not anticipate that an active market for the common stock will develop within the foreseeable future. Moreover, there can be no assurance that any trading market will develop at any time. See "Risk Factors --Absence of Trading Market."


                                    DIVIDENDS

         Saratoga Holdings has not paid any dividends on its common stock and does not anticipate paying any dividends in the foreseeable future.


                                 CAPITALIZATION

         The following table shows the capitalization of Saratoga Holdings as of November 12, 1998 and as adjusted to reflect the results of this offering, assuming all 100,000 of the shares are sold.

                                                                     AS OF
                                                               NOVEMBER 12, 1998
                                                            -------------------------
                                                            ACTUAL        AS ADJUSTED
                                                            ------        -----------
Debt .................................................   $        0.00$        0.00

Stockholder's Equity

Preferred stock, $0.001 par value, 100,000
shares authorized, none issued or outstanding ........         --           --

Common stock, $0.001 par value, 100,000,000
shares authorized, 3,766,667 issued and outstanding,
and 3,866,667 issued and outstanding as adjusted .....   $    3,766.66$    3,866.67

Additional paid in capital ...........................   $    7,533.33$    7,733.33

         Total Stockholder's Equity ..................   $   11,300.00$   11,600.00

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

         Saratoga Holdings has no operations or assets other than, as of November 12, 1998, a portfolio of accounts receivable with an aggregate unpaid balance of $223,907.05 for which it paid approximately $10,300 in cash. The majority of the accounts receivable represent consumer debt, much of which relates to past due credit card obligations.

         Saratoga Holdings purchased the portfolio of receivables without recourse which means that the seller of the receivables will not be obligated to pay Saratoga Holdings any amount if it is unable to collect them. In addition, the seller did not provide Saratoga Holdings with any representations as to the character, accuracy or sufficiency of the information provided to us about the receivables. Therefore, even if the receivables are uncollectible, Saratoga Resources may not have any remedy or recourse against the seller.

         Effective November 12, 1998, Saratoga Holdings entered into a service agreement pursuant to which it has transferred the receivables to a debt collection company for collection. The service agreement authorizes the collection company to settle any of the receivables transferred for collection for 50% or more of the outstanding balance. In exchange for the services provided under the service agreement, the collection company is entitled to retain a commission in the amount of 30% of the amount collected.

         Based upon the experience of its President, who is also an officer and director of the seller of the portfolio and of the collection company, Saratoga Holdings believes that total revenues from the collection of a portfolio should be almost 20% of the face value of the portfolio, which would be approximately $44,000 of its current portfolio of receivables. After deducting commissions and expenses, Saratoga Holdings should receive approximately $31,000, provided, however, that no assurance can be given that any of the accounts will be collected. After four to six months of collection efforts, Saratoga Holdings intends to sell the balance of the portfolio and anticipates that it may be able to do so for approximately half of the original cost of the receivables. For example, if 60% of the accounts in the portfolio remain uncollected after six months, Saratoga Holdings anticipates that it would be able to sell those remaining accounts for approximately $2,500.
         Saratoga Holdings intends to apply a substantial portion of any amounts recovered from the collection of the receivables (after payment of the commissions) to purchase additional receivables. It hopes that it will be able to collect a sufficient amount from the portfolio to reinvest the net revenues in a new portfolio approximately every four months. Saratoga Holdings may purchase any additional receivables from the same seller or from other sellers which include the following:

                  o        the 50 largest banks in the United States;

                  o        other credit agencies and lenders; and

                  o large wholesalers of accounts receivable that purchase receivables from lenders.


LIQUIDITY

         Saratoga Holdings believes that it will be able to meet its obligations because its only material expenses (other than commissions which will be paid out of collections) are legal and accounting and, after this registration statement becomes effective, reporting expenses. A wholly owned subsidiary of the Parent has entered into a note with Saratoga Holdings effective November 12, 1998 which provides a revolving line of credit to Saratoga Holdings up to a maximum of $40,000 at an interest rate of 10% per year to cover these legal, accounting and reporting expenses for the first 18 months of operations. If Saratoga Holdings does not become profitable, the debt will be treated as a capital contribution.

         Saratoga Holdings hopes that it will be able to support some of its operations though the collection of accounts receivable. It hopes to begin to realize revenues from the collection efforts of the collection company as early as March 1999. Therefore, Saratoga Holdings currently does not anticipate seeking any other loan financing at this time.

THE YEAR TWO THOUSAND

         Saratoga Holdings, like many companies, faces the Year 2000 Issue. This is a result of computer programs being written using two digits rather than four (for example, "98" for 1998) to define the applicable year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things a temporary inability to process transactions or engage in other normal business activities.

         Saratoga Holdings does not own or operate any computer systems. However, it uses the computer hardware and software of the Parent for general accounting and business purposes. The Parent believes that its computer systems and software are Year 2000 compliant because they were purchased within the past two years, however, the Parent is in the process of seeking assurances of this fact from its hardware and software vendors. If any of these systems are not Year 2000 compliant, the Parent will modify or replace portions of its hardware and software prior to the end of this year.

         In addition, Saratoga Holdings has gathered information about the Year 2000 compliance status of various third parties, including its transfer agent and the company that it has retained to collect its portfolio of accounts receivable. To date, Saratoga Holdings is not aware of any third party with a Year 2000 Issue that would materially impact its results of operations, liquidity, or capital resources. However, Saratoga Holdings has no means of ensuring that these third parties will be Year 2000 ready.

         Because Saratoga Holdings does not have any of its own computer hardware or software, Saratoga Holdings believes that there will be no material cost involved in its Year 2000 compliance efforts. For that same reason, Saratoga Holdings has no contingency plans in place.


                                  THE BUSINESS

         Saratoga Holdings was organized in October 1998. It is in the business of collecting past-due accounts receivables. It has no operations or assets other than, as of November 12, 1998, a portfolio of receivable with an aggregate unpaid balance of $223,907.05 for which it paid approximately $10,300 in cash. Saratoga Holdings currently is not licensed as a debt collection company and does not collect receivables directly, instead it has retained a debt collection company to collect them in exchange for a commission. Saratoga Holdings intends to grow its business by reinvesting a substantial portion of the net revenues it receives from the collections in the purchase of additional receivables.

THE INDUSTRY

         The debt collection industry is possible because lenders, including banks and other credit agencies, create portfolios of past due accounts receivable from loans which have not been repaid. These past due receivables may be placed with a collection company, or they may be sold at a discount from their face value. The face value of the receivables is the total principal balance of the portfolio of receivables on the date that it was charged off or sold by the originator. The face value does not include interest which has accrued since the receivables were charged off. The price of a portfolio of receivables is determined by the age of the portfolio and by how many times it has been placed for collection. The age of receivables may range from 180 days since the date of the last payment by the debtor to five to seven years since the date of last payment by the debtor. Generally, the price of 180 day old receivables that have not been placed for collection is approximately 10 cents on the principal dollar. The price for five to seven year old receivables that have been placed for collection three or more times may be as little as one-half cent on the principal dollar.

         Receivables are typically purchased without recourse which means that the seller of the receivables will not be obligated to pay the purchaser any amount if the purchaser is unable to collect the debt. In addition, the sellers typically do not provide purchasers with any representations as to the character, accuracy or sufficiency of the information provided to a purchaser about the receivables. Therefore, even if the receivables are uncollectible, the purchaser may not have any remedy or recourse against the seller.

         Generally, collection companies spend approximately four to six months attempting to collect a portfolio of receivables. The portfolio collection process includes the following steps.

                  o The portfolio is analyzed and scored to determine the collectibility of each account, based upon factors such as demographics and credit ratings.

                  o Each account is sent a letter stating that all payments and correspondence should be directed to the collection agency. By federal law, the letter must contain specific information regarding the type of debt and the balance due, and a statement that the letter is an attempt to collect the debt.

                  o The letters are followed with phone calls in which the collection company attempts to negotiate a settlement of the debt for a percentage of the amount owed.

                  o Some of the accounts may be referred to collection attorneys who may file a lawsuit. Once a judgment is rendered in a case, the debtor's assets are identified and attached, or, in some states, wages may be garnished.

                  o If an account has completed the collection cycle, and collection efforts have not been successful, it may be sold for approximately one-third to one-half of its original purchase price.

BUSINESS STRATEGY

         Saratoga Holdings current strategy is to grow its business by reinvesting a substantial portion of its net revenues into the purchase of additional accounts receivable. However, Saratoga Holdings anticipates that it may expand its operations in several ways, including the following:

                  o it may participate with other entities in buying large portfolios of past-due receivables and enter into arrangements with other companies for the collection and servicing of accounts;

                  o it may form separate entities, such as limited partnerships, through which to raise funds for the purchase of portfolios, and to engage in the collection of portfolios directly or by contracting this function to third parties;

                  o it may acquire portfolios of delinquent receivables and subdivide receivables into two or more separate portfolios to be sold or retained for collection;

                  o it may pursue merger and acquisition opportunities in the receivables collection or other industries, or enter into strategic alliances with third parties to further expand Saratoga Holdings' revenue base.

         Saratoga Holdings has a large number of authorized but unissued shares and could use those shares as a vehicle to achieve a reverse acquisition without being required to obtain shareholder approval of the transaction, however, at this time, Saratoga Holdings does not have any agreements or understandings with respect to any merger, acquisition or other business combination.

         Mr. Thomas Cooke would be central in any efforts Saratoga Holdings makes to expand its business and in some cases might be in a position to negotiate a finders' fee or other compensation for those services. However, Mr. Cooke has represented to Saratoga Holdings that he will not negotiate any finders' fees, consulting fees or other special compensation in connection with any efforts he makes to achieve a business combination.

RESEARCH AND DEVELOPMENT ACTIVITIES

         Saratoga Holdings did not spend any material amount on research or development activities during the past two years.

COMPLIANCE WITH ENVIRONMENTAL LAWS

         Saratoga Holdings does not believe that it will incur any material cost relating to efforts to comply with environmental laws.

COMPETITION FOR ACCOUNTS RECEIVABLE

         Saratoga Holdings competes with other debt collection companies and with wholesalers of accounts receivable industry for the purchase of accounts receivable. Competition for the purchase of accounts receivable is significant. Various industry sources list as many as 300 purchasers of bad debt in the United States. There are numerous companies specializing in the purchase of accounts receivable that have substantially greater resources and broader geographic coverage than Saratoga Holdings.

         If Saratoga Holdings decided to expand its business into the accounts receivable management business, it would encounter significant competition. The accounts receivable management industry includes more than 6,500 service providers, including large national corporations in addition to many regional and local firms. Most if not all of these companies have substantially greater resources, offer more diversified services and operate in broader geographic areas than Saratoga Holdings. More importantly, these companies have greater resources with which to purchase accounts receivable. In addition, in many instances, the accounts receivable collection services are performed in-house. See "Risk Factors - Competition for Accounts Receivable."

CUSTOMERS AND SUPPLIERS

         Saratoga Holdings does not provide goods or services. However, Saratoga Holdings is currently dependent upon it relationship with The Premium Group, Inc. as a source of accounts receivable and the services of Premium Recoveries, Inc. for collection of accounts receivable. Saratoga Holdings does not have any ongoing contractual commitment from The Premium Group to supply any additional accounts receivable. Its agreement with Premium Recoveries, Inc. for the collection of accounts receivable extends for a period of 12 months until November 11, 1999. After that time, it automatically renews on a month to month basis and therefore may be canceled by either party upon 30 days written notice. If its relationship with Premium Recoveries, Inc. were not renewed or were canceled, Saratoga Holdings would search for another debt collection company to replace Premium Recoveries, Inc. Saratoga Holdings does not anticipate collecting accounts receivable directly unless it acquired a licensed debt collection company through a business combination.

GOVERNMENT REGULATION

         The accounts receivable industry is regulated under various federal and state statutes. Saratoga Holdings is not licensed as a debt collection company. Instead of applying for any licenses, Saratoga Holdings has retained a licensed debt collection company to collect its receivables in exchange for a commission. Saratoga Holdings is relying upon the debt collection company to comply with numerous federal and state laws and regulations. These include the Federal Fair Debt Collection Practices Act which establishes specific guidelines and procedures which debt collectors must follow in communicating with consumer debtors, including the time, place and manner of communications. It also includes the Fair Credit Reporting Act which regulates the consumer credit reporting industry and which may impose liability on Saratoga Holdings to the extent that the adverse credit information reported on a consumer to a credit bureau is false or inaccurate.

         The debt collection business is also subject to state regulation. Saratoga Holdings is not licensed as a debt collection company and does not anticipate applying for any license. The company that is collecting the receivables is licensed as a debt collection company and has agreed that it will comply with all state and federal laws in connection with its collection of the Saratoga Holdings' accounts receivable. If the collection company fails to comply with applicable statutes and regulations, that could have a material adverse effect on Saratoga Holdings. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of debt collection companies in the future or significantly increase the cost of regulatory compliance.

EMPLOYEES

         Saratoga Holdings currently has two employees, neither of which is full time.

PROPERTIES

         Saratoga Holdings has no property or office of its own. It is utilizing, without charge, the address and telephone number of the Parent as its office. Currently there are no plans for office facilities in the future.

                       WHERE YOU CAN GET MORE INFORMATION

         If you want more information, write or call us at:

                              Saratoga Holdings I, Inc.
                              c/o Saratoga Resources, Inc.,
                              301 Congress Avenue, Suite 1550
                              Austin, Texas  78701
                              Telephone: (512) 478-5717

         Our fiscal year ends on December 31. We do not presently file reports or any other information with the Securities and Exchange Commission, however, we intend to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we intend to become a reporting company and file annual, quarterly and current reports, proxy statement or other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC Internet site at http\\www.sec.gov.

         This prospectus contains information concerning Saratoga Holdings as of December 31, 1998 unless another date is specified. The delivery of this prospectus at any time does not constitute a representation that the information contained in it is correct as of any other date, and the delivery of this prospectus shall not imply that there has not been a change in the business or affairs of Saratoga Holdings since that date. No dealer, salesman or other person has been authorized to furnish information or to make any representations other than what is set forth in this prospectus. You should not rely on any information or representation other than the information set forth in this prospectus.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of Saratoga Holdings and their respective ages and positions are as follows:

                  NAME                  AGE            POSITION
                  ----                  ---            --------

         Randall B. Johnson             50             President

         Thomas F. Cooke                50             Chief Executive Officer,
                                                       Secretary and Director

         RANDALL B. JOHNSON has served as President of Saratoga Holdings since its formation on October 29, 1998. In addition, since 1992, Mr. Johnson has served as the managing partner of Capital Analysis Partners, which, from 1992 through 1995 was in the business of making venture capital investment ranging in size from $100,000 to over $5,000,000. In 1994, Capital Analysis Partners became involved in the accounts receivable management business. In 1997, it changed its name to CAP Ventures and in 1998 to The Premium Group. Mr. Johnson continues to serve as the managing partner of The Premium Group.

In addition, since August, 1998, Mr. Johnson has served as the vice president of Premium Recoveries, Inc., a commercial collection agency located in Austin, Texas and a subsidiary of The Premium Group.

         THOMAS F. COOKE is the sole director, chief executive officer and the secretary of Saratoga Holdings. Mr. Cooke has held these positions with Saratoga Holdings since its formation on October 29, 1998. Mr. Cooke was one of the co-founders of the Parent in 1990. He also has been a self employed independent oil and gas producer for the past 16 years. Mr. Cooke has served as a director and chairman of the board of the Parent since September of 1993, and as chief executive officer since April 1996. Mr. Cooke also served as chief operating officer of the Parent from 1993 to 1996. Mr. Cooke's employment by the Parent was on a full-time basis prior to the formation of Saratoga Holdings. Mr. Cooke now divides his time between the two corporations. Mr. Cooke is also a principal shareholder of the Parent.

         Both Mr. Johnson and Mr. Cooke may be deemed a "parent" or "promoter" of Saratoga Holdings as those terms are defined in the Rules and Regulations promulgated under the Securities Act of 1933. Saratoga Holdings has granted Mr. Johnson a three-year option to purchase 25,000 shares of Saratoga Holdings's common stock at an exercise price of $0.50 per share.

         Each officer holds office for a term expiring at the next annual meeting of shareholders and upon the election and qualification of his successors. Officers serve at the pleasure of the Board of Directors of Saratoga Holdings until their successors are elected and qualified.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         Saratoga Holdings has paid no remuneration to its director or officers, other than as provided in the following paragraph, and does not anticipate the payment of remuneration, other than as provided below, until the Board of Directors determines otherwise.

         Saratoga Holdings has granted Mr. Johnson a three-year option to purchase 25,000 shares of Saratoga Holdings's common stock at an exercise price of $0.50 per share. There are no other outstanding options or warrants to purchase shares of Saratoga Holdings's common stock.


                             PRINCIPAL SHAREHOLDERS

         Prior to the distribution of the dividend shares and the sale of the shares, the Parent owns 100% of the issued and outstanding common stock of Saratoga Holdings. After the distribution of the dividend shares and sale of the shares, the Parent will own approximately 7.8%.

OWNERSHIP OF THE PARENT'S COMMON STOCK

         The following table sets forth certain information regarding the beneficial ownership of the common stock of the Parent by the following:

                  o        each director of Saratoga Holdings,
                  o        each Named Executive Officer of Saratoga Holdings,
                            and
                  o        all directors and executive officers as a group.

     NAME AND ADDRESS                       NUMBER OF SHARES
     OF BENEFICIAL OWNER                    OF THE PARENT                       PERCENT BENEFICIALLY OWNED
     -------------------                    -------------                       --------------------------
Thomas F. Cooke                             2,220,422(1)                                57%
301 Congress Avenue, Suite 1550
Austin, Texas  78701

All Officers and Directors                  2,220,422                                   57%
of Saratoga Holdings
as a Group
------------------

(1)      Includes 109,148 shares of common stock beneficially owned by June Cooke, the spouse of Mr.
         Cooke.

OWNERSHIP OF THE COMMON STOCK OF SARATOGA HOLDINGS

         The following table sets forth certain information regarding the beneficial ownership of the common stock of Saratoga Holdings as adjusted to reflect the distribution of the dividend shares and the sale of the shares by the following:

         o        each director of Saratoga Holdings,
         o        each Named Executive Officer of Saratoga Holdings,
         o each person known or believed to own beneficially 5% or more of the common stock, and
         o        all directors and executive officers as a group.

Unless otherwise indicated, each person will have sole voting and dispositive power with respect to his or her shares. Shares of common stock that are not outstanding but that can be acquired by a person within 60 days upon exercise of an option or similar right are included in the number of shares beneficially owned and in computing the percentage for such person but are not included in the number of shares beneficially owned and in computing the percentage for any other person.

     NAME AND ADDRESS
     OF BENEFICIAL OWNER                    NUMBER OF SHARES                    PERCENT BENEFICIALLY OWNED
     -------------------                    ----------------                    --------------------------
Thomas F. Cooke                             2,220,422(1)                                57%
301 Congress Avenue, Suite 1550
Austin, Texas  78701

Randall B. Johnson                          25,000(2)                                   *
308 West Seventh Street, Suite A
Georgetown, TX 78626

Kevin M. Smith                              238,295(3)                                  6.3%
2000 Dairy Ashford, Suite 410
Houston, Texas  77077

All Officers and Directors                  2,245,422                                   58%
as a Group
----------------------

* Less than 1%

(1) Includes 109,148 shares of common stock beneficially owned by June Cooke, the spouse of Mr. Cooke.

(2) Consists of immediately exercisable options to purchase 25,000 shares of common stock.

(3) Includes 20,000 shares of common stock beneficially owned by Sandra Smith, the spouse of Mr. Smith. Mr. Smith is a director of the Parent but not of Saratoga Holdings.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Cooke and Mr. Johnson may be considered promoters for purposes of the securities laws. A promoter includes anyone who takes initiative in founding or organizing a business.

         Saratoga Holdings is a wholly owned subsidiary of the Parent. Mr. Thomas Cooke, the Chief Executive Officer, Secretary and sole Director of Saratoga Holdings is also the president and holder of a majority of the shares of the Parent. The Parent purchased 3,766,667 shares of Saratoga Holdings on or about November 12, 1998 at a price of $0.003 per share.

         Mr. Randall B. Johnson, the President of Saratoga Holdings is also the managing partner, an officer, director and a shareholder of The Premium Group and Premium Recoveries, Inc. Saratoga Holdings purchased the receivables for approximately $10,300 in cash from The Premium Group pursuant to the terms of a Purchase Agreement dated November 12, 1998 between Saratoga Holdings and Premium Group. At that time, the portfolio of receivables had a face value of $223,907.05. The Premium Group had previously purchased the receivables in June 1998 for a purchase price of $9,750.

         In addition, Saratoga Holdings entered into that certain services agreement also dated November 12, 1998 with Premium Recoveries pursuant to which Premium Recoveries has agreed to use its reasonable efforts to collect the receivables in exchange for a commission equal to 30% of the amount collected. Saratoga Holdings believes that the 30% commission is standard in the industry.

         In addition, Saratoga Holdings has granted to Mr. Johnson a three-year option to purchase 25,000 shares of the common stock for $0.50.


                            DESCRIPTION OF SECURITIES

         The authorized capital stock of Saratoga Holdings consists of 100,000,000 of common stock, $0.001 par value and 100,000 shares of undesignated preferred stock, $0.001 par value.

COMMON STOCK

         The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders voting with the holders of Saratoga Holdings's preferred stock as a single class, except where class voting is required by the Texas Business Corporation Act or by a Certificate of Designation adopted by the Board of Directors. Cumulative voting in the election of directors is prohibited. Accordingly, the holders of a majority of the combined number of outstanding shares of common stock and Saratoga Holdings's preferred stock entitled to vote in any election of directors may elect all of the directors standing for election.

         Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon a liquidation, dissolution or winding up of Saratoga Holdings, the holders of common stock are entitled to receive ratably the net assets of Saratoga Holdings available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares issued in the offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

         There are 100,000 shares of undesignated preferred stock authorized and no shares of preferred stock issued or outstanding.

ANTI-TAKEOVER PROVISIONS

         Certain provisions of Saratoga Holdings' Articles of Incorporation and Bylaws, and the indemnification agreements with directors and officers of Saratoga Holdings may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in that shareholder's best interest, including attempts that might result in a premium over the market price for the shares held by shareholders.

         Pursuant to Saratoga Holdings's Articles of Incorporation, Saratoga Holdings' Board of Directors may issue additional shares of common stock or establish one or more series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes without shareholder approval. Any additional issuance of common stock or designation of rights, preferences, privileges and limitations with respect to preferred stock could have the effect of impeding or discouraging the acquisition of control of Saratoga Holdings by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Saratoga Holdings's management. Specifically, if, in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in Saratoga Holdings' best interest, shares could be issued by the Board of Directors without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transactions by diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, by putting a substantial voting lock in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Saratoga Holdings' Articles of Incorporation and

Bylaws provide that special meetings of shareholders generally can be called only by the President or Board of Directors or 10% or more of the voting stockholders.

INDEMNIFICATION OF OFFICERS AND DIRECTORS; LIMITATION OF DIRECTOR LIABILITY

         Saratoga Holdings has entered or proposes to enter into indemnification agreements with all of its directors and executive officers, which, among other things, indemnify directors of Saratoga Holdings against liability arising from shareholder claims of a breach of duty by a director if a director votes against a transaction that would result in a change of control of Saratoga Holdings. Saratoga Holdings' Articles of Incorporation also provide that its directors shall not be liable for monetary damages caused by an act or omission occurring in their capacity as directors. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Texas law as provided in Section 2.02-1 of the Texas Business Corporation Act. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Saratoga Holdings, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to a director and for payment of dividends or acts or omissions for which a director is made expressly liable by applicable statute. The limitations on liability provided for in Saratoga Holdings' Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Saratoga Holdings pursuant to the foregoing provisions, or otherwise, Saratoga Holdings has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, Saratoga Holdings will have outstanding 3,866,667 shares of common stock. The 3,465,292 dividend shares distributed to the holders of the Parent's common stock and the 100,000 shares sold in the offering will be freely tradeable in the public market without restriction or further registration under the Securities Act, except for any shares acquired by "affiliates" of Saratoga Holdings as that term is defined in Rule 144 promulgated under the Securities Act. The remaining 301,375 outstanding shares of common stock of Saratoga Holdings to be held by the Parent following this offering are deemed to be "restricted securities" within the meaning of Rule 144 and may be publicly resold only if registered under the Securities Act or sold in accordance with an eligible exemption from registration, such as Rule
144. All of the restricted shares will be available for resale in the public market commencing on or about November 12, 1999, subject to certain volume and other restrictions under Rule 144.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate of Saratoga Holdings, who beneficially owns "restricted securities" acquired from Saratoga Holdings or an affiliate of Saratoga Holdings at least one year prior to the sale is entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

                  o 1% of the then outstanding shares of common stock, and

                  o the average weekly reported trading volume of the common stock during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the Securities and Exchange Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information concerning Saratoga Holdings are satisfied.

Under Rule 144(k), a person who has not been an affiliate of Saratoga Holdings for a period of three months preceding a sale of securities by him, and who beneficially owns "restricted securities" acquired from Saratoga Holdings or an affiliate of Saratoga Holdings at least two years prior to the sale, would be entitled to sell the shares without regard to volume limitations, manner of sale provisions, notification requirements or requirements as to the availability of current public information concerning Saratoga Holdings.

         Shares held by persons who are deemed to be affiliates of Saratoga Holdings, including any shares acquired by affiliates in the offering, are subject to volume limitations, manner of sale provisions, notification requirements and requirements as to the availability of current public information concerning Saratoga Holdings, regardless of how long the shares have been owned or how they were reacquired. In addition, the sale of any "restricted securities" beneficially owned by an affiliate of Saratoga Holdings and not registered pursuant to this offering is subject to the one-year holding requirement of Rule 144. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Approximately 57% of the common stock of Saratoga Holdings after the distribution and the offering will be held by Mr. Cooke, an affiliate of Saratoga Holdings. These shares will be regarded as unrestricted shares held by an affiliate and therefor subject to the provisions of Rule 144, other than the holding period requirement of Rule 144(d). If Mr. Cooke ceases to be an affiliate of Saratoga Holdings, these shares will be marketable under Rule 144(k) 90 days thereafter.

         Saratoga Holdings has outstanding non-statutory options to purchase an aggregate of 25,000 shares of common stock, all of which are exercisable as of the date of this prospectus. Shares of common stock issued pursuant to options may be subject to Rule 144.

         Prior to the offering, there has been no public market for the common stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the common stock in the public market could adversely affect prevailing market prices and the ability of Saratoga Holdings to raise equity capital in the future.

         Saratoga currently holds all of the issued and outstanding common stock of Saratoga Holdings. Saratoga Holdings has not paid or declared any cash dividends with respect to its common stock.


                                 TRANSFER AGENT

         The Transfer Agent for the common stock is ChaseMellon Shareholder Services.

                                  LEGAL MATTERS

         Jenkens & Gilchrist, A Professional Corporation, 600 Congress Avenue, Suite 2200, Austin, Texas 78701 has acted as legal counsel to Saratoga and Saratoga Holdings in connection with this prospectus and related matters.

                                     EXPERTS

         The financial statements of Saratoga Holdings included in this prospectus have been examined by Hein + Associates, LLP, Certified Public Accountants, and are included in reliance upon the authority of that firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                      PAGE

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT......................F-2

BALANCE SHEET..........................................................F-3

NOTES TO THE FINANCIAL STATEMENTS......................................F-4

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Saratoga Holdings I, Inc.
301 Congress, Suite 1550
Austin, Texas 78701


We have audited the balance sheet of Saratoga Holdings I, Inc. as of November 12, 1998. This financial statement is the responsibility of Saratoga Holdings' management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Saratoga Holdings I, Inc. as of November 12, 1998 in conformity with generally accepted accounting principles.

Saratoga Holdings had no operating activities prior to November 12, 1998 and has limited cash and working capital as of that date. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 7 to the balance sheet.

HEIN + ASSOCIATES, LLP



Houston, Texas
November 20, 1998

                            SARATOGA HOLDINGS I, INC.
                                  BALANCE SHEET


                                November 12, 1998


                                     ASSETS

ASSETS

         Current Assets - Cash .........................................................   $ 1,000
         Investment in past due trade receivable .......................................   $10,300
                                                                                           -------

TOTAL ASSETS ...........................................................................   $11,300
                                                                                           =======


                       LIABILITIES AND STOCKHOLDER EQUITY


STOCKHOLDERS EQUITY

         Preferred stock, par value $.001
                  100,000 shares authorized, none outstanding ..........................      --
         Common stock par value $.001
                  100,000,000 shares authorized
                  3,766,667 shares issued and outstanding ..............................     3,766
         Additional paid in capital ....................................................     7,533
         (Deficit) accumulated during the
         development stage .............................................................       -0-
                                                                                           -------

TOTAL STOCKHOLDERS EQUITY...............................................................   $11,300
                                                                                           =======




The accompanying notes are an integral part of this financial statement.

                            SARATOGA HOLDINGS I, INC.
                           (A WHOLLY OWNED SUBSIDIARY)
                          NOTES TO FINANCIAL STATEMENT

Note 1:           ORGANIZATION AND NATURE OF OPERATIONS

                  Saratoga Holdings I, Inc., a Texas corporation, is a wholly owned subsidiary of Saratoga Resources, Inc. As of November 12, 1998, Saratoga Holdings has no operations other than those related to a portfolio of past due account receivables purchased on November 12, 1998.

                  On November 12, 1998, Saratoga Resources, Inc., the parent company of Saratoga Holdings I, Inc., purchased 3,766,667 shares of Saratoga Holdings I, Inc.'s common stock for $11,300. It is the intention of Saratoga Resources, Inc. to register 3,465,292 of those shares with the Securities and Exchange Commission and to distribute them to the stockholders of Saratoga Resources, Inc. in the form of a dividend. Saratoga Holdings is also offering 100,000 shares of common stock to the public on a best efforts basis, at $0.003 per share.

Note 2:           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  ACCOUNTING POLICIES

                  Saratoga Holdings I, Inc.'s accounting policies conform to generally accepted accounting principles. Significant policies followed are described below.

                  ACCOUNTING ESTIMATES

                  Preparation of Saratoga Holdings's financial statements in conformity with generally accepted accounting principles requires Saratoga Holdings's management to make estimates, and assumptions that affect the amounts reported in this financial statement.
                  Actual results could differ from those estimates.

Note 3:           INVESTMENT IN PAST DUE ACCOUNT RECEIVABLES

                  On November 12, 1998, Saratoga Holdings acquired a portfolio of past due account receivables for approximately $10,300. These receivables represent amounts previously due various major retail businesses arising from the sale of various consumer products. The face amount of these receivables totals $223,907. The ultimate collection of these receivables will depend on a variety of factors, many of which are outside Saratoga Holdings's control.

Note 4:           PREFERRED STOCK

                  Saratoga Holdings may issue preferred stock in one or more series which will have such designations, preferences, limitations and relative rights as authorized by the Board of Directors.

Note 5:           STOCK OPTIONS

                  Saratoga Holdings issued an option to an officer to acquire 25,000 shares of its common stock at $0.50 per share. The option, which was unexercised as of November 12, 1998, expires in 2001.

Note 6:           RELATED PARTY TRANSACTIONS

                  Randall Johnson, the President of Saratoga Holdings, is also a shareholder, officer and director of both the company that sold the receivables to Saratoga Holdings and of the company that Saratoga Holdings has hired to collect the receivables. The seller of the receivables acquired the receivables in June 1998 for $9,750 and sold them to Saratoga Holdings in November 1998 for $10,300 which Mr. Cooke determined to be the fair market price. Saratoga Holdings may purchase additional receivables from the same company or other companies and may retain the same company or other companies to collect any additional receivables. Because of Mr. Johnson's conflict of interest, the purchase of the receivables by Saratoga Holdings and the agreement with the collection company to collect the receivable may benefit the seller and the collections company at the expense of Saratoga Holdings.

Note 7:           LIQUIDITY; DEPENDENCE ON PARENT COMPANY

                  Saratoga Holdings currently does not have any expenses other than legal, accounting, and commissions which will be paid out of collections of the accounts receivable. Once Saratoga Holdings becomes a reporting company, it will also have reporting expenses. A wholly owned subsidiary of the Parent has agreed to pay Saratoga Holdings' legal, accounting and reporting expenses up to $40,000 for the first 18 months of Saratoga Holdings' operations subject to repayment if Saratoga Holdings becomes profitable. This agreement is documented by a note dated effective November 12, 1998 which provides for interest at the rate of 10% per annum. In addition, Saratoga Holdings hopes that it will be able to support some of its operations though the collection of accounts receivable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant has authority under Articles 2.02(A)(16) and 2.02-1 of the Texas Business Corporation Act to indemnify its directors and officers to the extent provided for in that statute. The Registrant's articles of incorporation and bylaws allow indemnification of directors and officers to the full extent permitted by those provisions of the Act. The Act provides in part that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that

                  o        the person conducted himself in good faith;

                  o reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and, in all other cases, that his conduct was at least not opposed to the corporation's best interest; and

                  o in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

         A corporation may indemnify a person under the Act against judgments, penalties (including excise and similar taxes), fines, settlement, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

         Reference is also made to the articles of incorporation, which limit or eliminate a director's liability for monetary damages to the registrant or its shareholders for acts or omissions in the director's capacity as a director, except that the articles of incorporation do not eliminate the liability of a director for

                  o a breach of the director's duty of loyalty to the registrant or its shareholders,

                  o an act or omission not in good faith that constitutes a breach of duty of the director to the registrant or an act or omission that involves intentional misconduct or a knowing violation of the law,

                  o a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or

                  o an act or omission for which the liability of a director is expressly provided for by an applicable statute. The registrant's Bylaws further provide that the registrant shall indemnify its officers and directors to the fullest extent permitted by law.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Following are the estimated expenses which will be incurred by Saratoga Holdings with respect to the distribution of the dividend shares and the sale of the 100,000 shares. Of the total $__________, in estimated expenses, the Parent, as the selling shareholder, has agreed to pay $_________ of such expenses.

Securities and Exchange Commission Registration Fee...................$     2.97
Printing and Engraving................................................$  ____.00
Fees of Transfer Agent................................................$  ____.00
Legal Fees and Expenses...............................................$  ____.00
Accountant's Fees and Expenses........................................$  ____.00
Miscellaneous.........................................................$      .00
                                                                      ----------
                                                                      $      .00
                                                                      ==========

ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES

         Since inception, the registrant has sold the following securities which were not registered under the Securities Act.

1. On November 12, 1998, Saratoga Holdings issued 3,766,667 shares of common stock to the Parent for a total cash price of $11,300. This transaction was exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) of the Securities Act because it was a sale that did not involve a public offering, but rather involved the formation of the corporation by the Parent.

2. Also on November 12, 1998, Saratoga Holdings granted a three-year option to its President to acquire 25,000 shares of Saratoga Holdings' common stock at an exercise price of $0.50 per share. This transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 701 because it was an issuance of an option to one employee of Saratoga Holdings and because the purpose of the issuance was compensation.

ITEM 27.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  3.1             Articles of Incorporation
  3.2             Bylaws
 *5.1             Opinion of Jenkens & Gilchrist, a Professional Corporation
 10.1             Purchase and Sale Agreement dated effective November 12, 1998 between Saratoga Holdings and The Premium Group
 10.2             Service Agreement dated as of November 12, 1998 between
                  Saratoga Holdings and Premium Recoveries, Inc.
*10.3             Form of Indemnification Agreement
 10.4             Revolving Promissory Note dated as of November 12, 1998
                  between Saratoga Holdings and Saratoga Resources, Inc., a
                  Texas corporation
 10.5             Compromise and Settlement Agreement dated May 7, 1996 between
                  Saratoga Resources, a Delaware corporation, Saratoga
                  Resources, Inc., a Texas corporation, Lobo Energy,

                  Inc., a Texas corporation, Lobo Operating, Inc., a Texas
                  corporation, and Internationale Nederlanden (U.S.) Capital
                  Corporation
 10.6             Purchase and Sale Agreement dated May 7, 1996, by and between
                  Internationale Nederlanden (U.S.) Capital Corporation and
                  Prime Energy Corporation.
*23.01            Consent of Jenkens & Gilchrist, a Professional Corporation -
                  Contained in Exhibit 5.1
 23.02            Consent of Hein + Associates, LLP
 27               Financial Data Schedule

* to be filed by amendment

ITEM 28.          UNDERTAKINGS

                  The undersigned registrant hereby undertakes:

                  A. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculations of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

                  B. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  C. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                  D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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
                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin and State of Texas on the 2nd day of February, 1999.


                                            SARATOGA HOLDINGS I, INC.



                                            By:/s/ RANDALL B. JOHNSON
                                                   Randall B. Johnson, President


         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/ RANDALL B. JOHNSON           President                    February 2, 1999
    Randall B. Johnson



/s/ THOMAS F. COOKE              Chief Executive Officer,     February 2, 1999
    Thomas F. Cooke              Secretary and Director
                                 (Principal Accounting
                                 and Financial Officer)



                                      II-4